Exhibit 99.2

[Letterhead of Illinois Governor Rod R. Blagojevich]

Rod R. Blagojevich
    Governor

October 2, 2006

The Honorable Michael J. Madigan Speaker, Illinois House of Representatives 300 State House Springfield, Illinois 62706	The Honorable Emil Jones, Jr. President, Illinois Senate 327 State House Springfield, Illinois 62706

The Honorable Tom Cross Minority Leader, Illinois House of Representatives 316 State House Springfield, Illinois 62706	The Honorable Frank Watson Minority Leader, Illinois Senate 309A State House Springfield, Illinois 62706

Honorable Leaders of the General Assembly:

As you are well aware, the Illinois Commerce Commission recently announced the results of the State’s first power auction, the outcome of which will translate into extraordinary rate hikes for the hardworking consumers of this State. Today, I received a letter from Speaker Madigan asking for a special session to consider legislation extending the freeze on electric utility rates set to expire on December 31, 2006.

I have and continue to support legislation extending a rate freeze and would like to sign it into law as soon as possible. To this end, I intend to work with you right away to secure sufficient support among lawmakers to pass such legislation. Once we have the votes to pass the legislation, I will immediately call a special session to do so. I have every confidence that members of the legislature will agree that it is necessary to extend the rate freeze and protect consumers from significant electricity rate increases, but if we are unable to reach consensus in the near future, I will call a special session to take up the matter. Such a session will continue for as long as necessary to reach the intended result, even if it is extended through the holiday season.

I look forward to working with each of you in the near future to secure the support of your members so we can prevent the utility companies from expanding on their already near record profits at the expense of the hardworking families in this State.

    Sincerely,

    /s/ Rod R. Blagojevich

    Governor Rod R. Blagojevich